Exhibit 4.23

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is made and entered into by and between the following two parties as of July 15, 2018, in Shanghai, the People’s Republic of China (the “PRC”):

Transferor (“Party A”): Hu Tianxiang, ID card number: 310110197904285436

And

Transferee (“Party B”): Ni Jianda, ID card number: 31010319631016089x

Shanghai J.P. Investment Group is a limited liability company incorporated on July 28, 2010 in Shanghai (hereinafter referred to as the “Target Company”). The registered capital of the Target Company is RMB30 million, and Party A is one of the shareholders thereof, holding 67.6667% Equity Interests in the Target Company.

On the basis of the previous relevant agreements and communication, it is hereby agreed by Party A and Party B as follows:

DEFINITIONS

Unless otherwise provided or required under laws or in this Agreement, in this Agreement:

1.              Equity Interests refers to any and all stockholder’s rights granted to Party A under PRC laws and the company’s articles due to Party A’s subscription of the registered capital of the company and having the status of shareholder of the company, including, without limitation, the rights to and interests to benefit from the company’s assets, to make material decisions and to select management of the company.

2.              Effective Date refers to the date on which this Agreement comes into force and becomes binding upon the two parties hereto.

3.              Signing Date: refers to the date on which the two parties hereto cause this Agreement to be affixed with their respective company seals and signed by their respective legal or authorized representatives.

4.              Registered Capital refers to the amount of contribution subscribed by all the shareholders of the company registered with the competent registration authority.

5.              Subject Equity Interests refers to the 67.6667% Equity Interests in the company held by Party A.

6.              Laws and Regulations: refers to those laws and regulations that are enacted on and before the Effective Date and are currently in effect, and the rules, measures and other regulatory documents having binding effect that are promulgated by the government of the PRC and its departments, including, without limitation, the PRC Company Law and the PRC Contract Law.

ARTICLE 1 TRANSFER OF EQUITY

1.              Party A agrees to transfer to Party B, and Party B agrees to accept from Party A, the 67.6667% Equity Interests held by Party A in the Target Company and the rights and benefits attached thereto (which is corresponding to the Registered Capital of RMB20.3 million) at the price of RMB1.00.

2.              Party A shall assist Party B to complete obtaining approvals and filings required for transfer of the Equity Interests within 30 days upon signing of this Agreement, including, without limitation, the approval by the competent authority of the company and the approvals from or filings with government authorities.

3.              As of the Effective Date, Party A shall cease to have any Equity Interest in the company or any stockholder’s rights or benefits attached thereto under the Company Law or the articles of the company, including, without limitation, the rights to vote, to have access to information, to have the right of first refusal, to benefit from assets and retained earnings, and to make material decisions and  select management of the Company and the benefits and interests attached thereto, and Party A shall cease to be liable for any loss or risk of the company or any stockholder’s obligations provided under the Company Law.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES

Party A represents and warrants to Party B as follows:

1.              Party A is the sole legal owner of the Subject Equity Interests, and is fully authorized to dispose of the Subject Equity Interests.

2.              At any time prior to and after the Signing Date, Party A warrants that the Subject Equity Interests are transferable under applicable legal requirements, and are not subject to any restriction under applicable laws due to any reason from Party A or any third party which could affect the normal course to transfer the Equity Interests, including, without limitation, attachment of the Subject Equity Interests by courts.

Party B represents and warrants to Party A as follows:

1.              Party B is capable to accept the Subject Equity Interests under the applicable legal requirements prior to re-registration of the Equity Interests, and the normal course to transfer the Equity Interests will not be affected by any reason on the part of  Party B.

2.              Party B shall urge Party A and the company to effect all procedures necessary to transfer the Subject Equity Interests and to submit all documents necessary for re-registration of the Subject Equity Interests to the competent authority of industrial and commercial registration.

ARTICLE 3 LIABILITY FOR DEFAULT

1.              After this Agreement takes effect, each party hereto shall strictly perform its obligations provided herein.  Any party failing to do so shall be held liable for breach of this Agreement under applicable Laws and Regulations and this Agreement.

2.              If Party B fails to complete the procedures necessary for re-registration of Equity Interests as scheduled, or transfer of the Subject Equity Interests of the Target Company is materially affected, on account of Party A, the breaching Party shall be held liable to pay damages to Party B, the amount which damages shall be equal to the amount of the loss incurred by Party B.

ARTICLE 4 AMENDMENT AND TERMINATION

Any amendment, termination or supplement to this Agreement after the Effective Date shall be agreed by the parties hereto in writing.

ARTICLE 5 TAXES AND FEES

Any and all administrative fees and expenses (including, without limitation, those regarding attestation, appraisal, auditing, or re-registration with industrial and commercial authority) incurred in connection with transfer of the Subject Equity Interests shall be paid by Party B.  Any other taxes and fees shall be paid by the two parties in accordance with laws, or by the two parties through negations under particular circumstances.

ARTICLE 6 DISPUTE RESOLUTION AND GOVERNING LAW

Any dispute between the two parties hereto arising from the interpretation or performance of this Agreement shall be resolved through negotiations. If any dispute fails to be resolved within 45 days through negotiations, each party hereto agrees to refer such dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing. The validity, interpretation and enforcement of this Agreement are governed by the laws of the PRC.

ARTICLE 7 CONDITIONS OF EFFECTIVENESS

This Agreement shall become effective upon signature of the two parties hereto.  If it is legally required to become effective subject to examination and approval by competent authorities, this Agreement shall take effect upon obtaining approval from such authorities. After this Agreement takes effect, the two parties hereto shall apply to the competent industrial and commercial registration authority for re-registration of Subject Equity Interests.

ARTICLE 8 SEVERABILITY

If any provision of this Agreement is invalid or unenforceable due to its inconsistency with any applicable law, such provision will be invalid or unenforceable within the jurisdiction of such law, and the remaining provisions of this Agreement shall not be affected thereby.

ARTICLE 9 CONFIDENTIALITY OF AGREEMENT

Each party hereto shall maintain in confidence any and all information to its knowledge with respect to this Agreement, including, without limitation, the business operations, financial conditions, business secrets of the Transferor, the Transferee and the company, and neither party may publish or use such information for any other purpose unless otherwise expressly required by law or any judicial authority.

ARTICLE 10 MISCELLANEOUS PROVISIONS

This Agreement is made in three originals, with each party holding one thereof and the third original to be filed with the competent authority.

(intentionally left blank below)

(Signature page of the Equity Transfer Agreement)

Party A:

Signature:	/s/ Tianxiang Hu

Date:	July 15, 2018

Party B:

Signature:	/s/ Jiangda Ni

Date:	July 15, 2018